Exhibit 99

USANA Health Sciences Announces Record Fourth Quarter and Full-Year 2012 Financial Results

  Fourth quarter net sales increased by 15.5% to $168.5 million, a quarterly record
  Fourth quarter earnings per share increased by 46.0% to $1.27
  2012 marks the 10th consecutive year of record sales ($648.7 million)
  Earnings per share increased to a record $4.45 for the year

SALT LAKE CITY--(BUSINESS WIRE)--February 5, 2013--USANA Health Sciences, Inc. (NYSE: USNA) today announced record financial results for its fiscal fourth quarter and full-year ended December 29, 2012.

Financial Performance

Net sales for the fourth quarter of 2012 increased by 15.5% to $168.5 million, compared with $145.9 million in the prior-year period. The growth in net sales was driven by increases in both the Company’s Asia Pacific and North America/Europe regions. Favorable changes in currency exchange rates contributed approximately $3.0 million to the top line for the quarter.

Net earnings for the fourth quarter increased to $18.4 million, an improvement of 40.2%, compared with the prior-year period. This increase was due primarily to higher net sales and lower relative Associate incentive expense for the quarter, and was partially offset by lower gross margins. Earnings per share for the quarter increased by 46.0% to $1.27, compared with $0.87 in the fourth quarter of the prior year. This improvement in earnings per share can be attributed to higher net earnings and a lower number of diluted shares outstanding, which resulted from the Company’s share repurchases over the last 12 months. Total diluted common shares outstanding as of December 29, 2012 were 14,471,000 compared with 15,177,000 as of December 31, 2011.

The Company’s Chief Executive Officer, Dave Wentz, said, “USANA’s results in the fourth quarter were once again exceptional and cap off a year during which we produced record top and bottom-line results every quarter. Additionally, 2012 marks our tenth consecutive year of record sales. We believe that our strong operating results are due to the successful execution of our 2012 strategies. These strategies included our worldwide personalization initiative, our effort in North America to regain growth through strengthening our Associate sales force and our expansion in Greater China through the consistent training of our Associates in China on the Company’s product and the implementation of a compensation plan that is specific to that market.”

Regional Results

Net sales in the Asia Pacific region increased by 21.3% to $107.8 million, compared with $88.9 million for the fourth quarter of the prior year. This improvement was due to strong sales growth in Southeast Asia/Pacific and Greater China. This sales growth resulted from a 17.4% increase in the number of active Associates in Asia Pacific, as well as price increases in certain markets that were implemented during the first quarter of the year. Active Associate growth was again driven by double-digit growth in Southeast Asia/Pacific and Greater China and, to a lesser extent, the addition of the Thailand market to the region.

“Our Asia Pacific region continued to drive our business during the fourth quarter. We remain pleased with the strong growth in our leading markets in Greater China and Southeast Asia/Pacific, and we were especially encouraged by the growth in sales on a local currency basis that we generated in every market in Asia Pacific this quarter,” continued Mr. Wentz. “We are gaining traction in China and, consequently, our Greater China growth strategy will continue to be a key initiative for the Company in 2013 and beyond.”

During the fourth quarter of 2012, net sales in the North America/Europe region increased by 6.4% to $60.7 million, compared with $57.1 million in the prior-year period. The number of Active Associates in North America/Europe was essentially flat compared with the fourth quarter of 2011.

Mr. Wentz added, “We made solid progress in North America during 2012 and have seen a noticeable improvement in our operating trends in this region. We generated strong results in Mexico during the year, where net sales improved 25.7% and Active Associates increased 20.0%. We foresee growth in our U.S. and Canada markets as we continue to focus on initiatives aimed at generating active customer growth.”

The Company maintained its successful track record of generating meaningful levels of cash from operations and ended the quarter with $71 million in cash and cash equivalents. Cash generated from operations totaled $29.2 million for the quarter. During the quarter, the Company invested $32.8 million to repurchase 767,000 shares of the Company’s stock.

2012 Results

For the year ended December 29, 2012, net sales increased by 11.5% to $648.7 million, compared with $581.9 million in the prior year. Net sales growth was driven by increases in both Asia Pacific and North America/Europe regions. Changes in currency exchange rates did not have a meaningful impact on sales for the year as a whole.

Net earnings for the year ended December 29, 2012 increased by 30.9% to $66.4 million, or $4.45 per share, compared with $3.26 per share in the prior year. The increase in net earnings was due primarily to higher net sales, lower relative Associate incentive expense, and a lower effective tax rate of 32.5% for the full year.

Cash generated from operations totaled $92.8 million for the year ended December 29, 2012. The Company repurchased 1.6 million shares in 2012 for a total investment of $68.3 million. The Company ended the year debt free with a remaining share repurchase authorization of approximately $32 million.

“USANA’s performance in 2012 was excellent and we look forward to executing our 2013 growth strategy,” concluded Mr. Wentz. “Our primary objective in 2013 will be to grow our active customer counts in each of our regions. To achieve this objective, we have a number of initiatives planned at both the individual market and regional level. In certain of our mature markets, for example, we will execute a pricing initiative that is designed to make it easier for our Associate sales force to bring new customers into the business. This initiative will likely result in some short-term pressure on our top and bottom-line results in these markets, but should also create much greater potential for long-term customer growth. At the regional level, we will continue to execute our North America and Greater China growth strategies and will also expand our personalization initiative worldwide. With the successful execution of these strategies, I expect 2013 to be another record year for USANA.”

Outlook

The Company provided the following financial outlook for 2013:

  Consolidated net sales between $700 million and $720 million.
  Earnings per share between $5.10 and $5.25.

Chief Financial Officer Paul Jones commented, “Our fourth quarter top-and-bottom line results represent a solid finish to an excellent year. With our strong financial performance and increasing cash flow, we have the flexibility to invest in several key business initiatives during 2013. One of these efforts will be our pricing initiative, which is designed to generate customer growth in several of our mature markets. Although this initiative will require some upfront investment, as well as patience to execute, we believe that it is the right investment at the right time to generate customer growth in these markets. In 2013, we will also continue to invest in our personalization strategy, international expansion, and vertical integration opportunities to gain efficiencies and improve margins. As represented by our outlook for 2013, we anticipate continued growth in sales and earnings in 2013, and we expect to report another consecutive year of record-breaking results.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, February 6, 2013 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France and Belgium. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	31-Dec-11	29-Dec-12	31-Dec-11	29-Dec-12

Net sales	$145,947	$168,530	$581,939	$648,726
Cost of sales	24,620	30,171	101,692	115,804
Gross profit	121,327	138,359	480,247	532,922

Operating expenses
Associate incentives	67,203	71,190	265,928	280,506
Selling, general and administrative	34,025	39,087	137,063	154,237

Earnings from operations	20,099	28,082	77,256	98,179

Other income (expense)	(12)	70	222	247
Earnings before income taxes	20,087	28,152	77,478	98,426

Income taxes	6,926	9,705	26,726	31,993

NET EARNINGS	$13,161	$18,447	$50,752	$66,433

Earnings per share - diluted	$0.87	$1.27	$3.26	$4.45
Weighted average shares outstanding - diluted	15,177	14,471	15,574	14,923

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	As of	As of
	31-Dec-11	29-Dec-12

ASSETS
Current Assets
Cash and cash equivalents	$50,353	$70,839
Inventories	36,968	36,481
Other current assets	18,738	25,225
Total current assets	106,059	132,545

Property and equipment, net	60,754	61,751
Goodwill	17,740	17,890
Intangible assets, net	42,637	42,085
Deferred income taxes	11,033	5,956
Other assets	6,273	7,128
Total assets	$244,496	$267,355

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$7,952	$7,040
Other current liabilities	51,744	63,804
Total current liabilities	59,696	70,844

Other long-term liabilities	942	938
Deferred income taxes	9,948	10,001
Stockholders' equity	173,910	185,572
Total liabilities and stockholders' equity	$244,496	$267,355

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	31-Dec-11		29-Dec-12
Region

North America / Europe	$57,070	39.1%	$60,747	36.0%

Asia Pacific

Southeast Asia/Pacific	29,411	20.2%	37,419	22.2%

Greater China	52,021	35.6%	62,499	37.1%

North Asia	7,445	5.1%	7,865	4.7%

Asia Pacific Total	88,877	60.9%	107,783	64.0%

Total	$145,947	100.0%	$168,530	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	31-Dec-11		29-Dec-12
Region

North America / Europe	78,000	35.1%	78,000	31.6%

Asia Pacific

Southeast Asia/Pacific	49,000	22.1%	58,000	23.5%

Greater China	86,000	38.7%	103,000	41.7%

North Asia	9,000	4.1%	8,000	3.2%

Asia Pacific Total	144,000	64.9%	169,000	68.4%

Total	222,000	100.0%	247,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	31-Dec-11		29-Dec-12
Region

North America / Europe	52,000	81.3%	53,000	82.8%

Asia Pacific

Southeast Asia/Pacific	6,000	9.4%	6,000	9.4%

Greater China	5,000	7.8%	4,000	6.3%

North Asia	1,000	1.5%	1,000	1.5%

Asia Pacific Total	12,000	18.8%	11,000	17.2%

Total	64,000	100.0%	64,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations